Exhibit 10.75

EXECUTION COPY

STOCK PURCHASE AGREEMENT

by and among

DTS, INC.,

as Seller,

DTS DIGITAL IMAGES, INC.,

as the Company

and

RELIANCE BIG ENTERTAINMENT PRIVATE LIMITED

as Buyer

Dated as of

April 4, 2008

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ARTICLE V SURVIVAL OF REPRESENTATIONS; INDEMNIFICATION; REMEDIES		16
5.1	Survival	16
5.2	Indemnification	16
5.3	Indemnification Procedures	16
5.4	Limitations	17
5.5	Indemnification is Sole and Exclusive Remedy	17

ARTICLE VI MISCELLANEOUS		18
6.1	Rules of Construction	18
6.2	Further Actions	18
6.3	Expenses	18
6.4	Entire Agreement	18
6.5	Descriptive Headings; Definitions	18
6.6	Notices	18
6.7	Governing Law	19
6.8	Assignment	19
6.9	Waivers and Amendments	19
6.10	Third Party Rights	19
6.11	Severability	20
6.12	Counterparts	20

Exhibits

Exhibit A	Definition of Certain Terms
Exhibit B	Consents
Exhibit C	Transition Services Agreement
Exhibit D	Financial Statements

ii

Schedules

Schedule 2.1	Qualification
Schedule 2.3(b)	Consents
Schedule 2.7(a)	Owned IP Rights
Schedule 2.7(b)	In-Bound Licenses
Schedule 2.7(c)	Out-Bound Licenses
Schedule 2.7(h)	Assignment of Intellectual Property Rights Exceptions
Schedule 2.8(a)	Company Employees
Schedule 2.8(c)	Company Employees – Severance Obligations
Schedule 2.8(d)	Independent Contractors
Schedule 2.10	Changes
Schedule 2.11(a)	Material Contracts
Schedule 2.16	Customers
Schedule 2.17	Environmental Matters
Schedule 3.3	No Conflict
Schedule A-1	Other Permitted Encumbrances

iii

STOCK PURCHASE AGREEMENT

THIS STOCK PURCHASE AGREEMENT (this “Agreement”) is made and entered into as of April 4, 2008, by and among DTS, Inc., a Delaware corporation (“Seller”), DTS Digital Images, Inc., a California corporation (the “Company”), Reliance Big Entertainment Private Limited (“Buyer).  Each of Seller, the Company and Buyer may hereafter be referred to herein as a “party” or collectively as the “parties.”

RECITALS

A.                                   Seller owns all of the issued and outstanding shares of capital stock of the Company as more particularly set out on in Section 2.5 hereof (the “Shares”) of the Company.

B.                                     The Company is engaged in the business of enhancing and restoring film, video and broadcast television content for studios and other commercial content owners (the “Business”).  The term “Business” specifically excludes activities conducted by the Company’s Affiliates, including activities incident to Seller’s consumer licensing business and Cinema Business.

C.                                     The Board of Directors of Seller has determined that it is advisable and in the best interests of the Seller’s stockholders to sell to Buyer, and Buyer desires to purchase from Seller, the Shares, subject to the terms and conditions set forth in this Agreement and, in furtherance thereof, the Boards of Directors of each of Buyer and Seller has approved this Agreement and the transactions contemplated hereby.

D.                                    Unless otherwise defined herein, for purposes of this Agreement capitalized terms shall have the meanings ascribed to them in Exhibit A.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual benefits to be derived and the representations and warranties, conditions and promises contained herein, and intending to be legally bound hereby, the parties hereby agree as follows:

ARTICLE I

PURCHASE AND SALE OF THE SHARES

1.1                                 Purchase and Sale of the Shares.  Subject to the terms and conditions of this Agreement, at the Closing, Seller shall sell, convey, assign, transfer and deliver the Shares to Buyer, and Buyer shall purchase and acquire all right, title and interest of Seller in and to the Shares.

1.2                                 The Purchase Price.  The purchase price for the Shares shall be an amount of cash equal to U.S.$7,500,000 (the “Purchase Price”) and shall be paid to Seller at the Closing in accordance with Section 1.3.

1.3                                 Closing.  The purchase and sale of the Shares (the “Closing”) will take place at the offices of DTS, Inc., 5171 Clareton Drive, Agoura Hills, CA  91301, at 10:00 a.m. (Pacific time) on April 4, 2008 (the “Closing Date”).  At the Closing, Buyer will pay the Purchase Price to Seller by wire transfer of immediately available funds to such account as Seller shall designate in writing to Buyer in exchange for delivery of the Shares.

1.4                                 Additional Deliverables by Seller.  At the Closing, Seller shall deliver to Buyer:

(a)                                  A duly executed counterpart signature page to this Agreement;

(b)                                 A certificate or certificates representing the Shares, together with a duly executed stock power to transfer title thereto to Buyer;

(c)                                  Duly executed consents to the assignment of the contracts indicated on Exhibit B hereto;

(d)                                 The financial statement referred to in Section 2.9 hereof;

(e)                                  Forms from the banking institution at which the Company has its bank account which may be used by Buyer to change the authorized signatories thereon;

(f)                                    A duly executed counterpart signature page to the Transition Services Agreement in the form of Exhibit C hereto (the “Transition Services Agreement”); and

(g)                                 Resignations from the current directors of the Company, which shall be effective as of the Closing.

1.5                                 Additional Deliveries by Buyer.  At the Closing, Buyer shall deliver to Seller:

(a)                                  A duly executed counterpart signature page to this Agreement;

(b)                                 The Purchase Price, in accordance with Section 1.3 hereof; and

(c)                                  A duly executed counterpart signature page to the Transition Services Agreement.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF SELLER

Seller represents and warrants to Buyer as follows as of the date hereof (or, in the case of a representation or warranty made as of a specific other date, as of such other date), subject to such exceptions as are disclosed in a disclosure schedule delivered by Seller to Buyer contemporaneously with the execution of this Agreement (the “Disclosure Schedule”).  The Disclosure Schedule exceptions shall be arranged according to specific sections in this Article II and shall provide exceptions to, or otherwise qualify, the corresponding section in this Article II and any other section in this Article II where it is reasonably apparent that the disclosure is relevant to such other section.

2.1                                 Organization; Good Standing; Qualification; Subsidiaries.  Each of Seller and the Company is a corporation, duly incorporated, validly existing and in good standing under the laws of its state of incorporation.  The Company has the corporate power and authority to conduct the Business as it is presently being conducted.  Seller has delivered to Buyer or its counsel complete and correct copies of the certificate of incorporation and bylaws or other organizational documents, in each case, as amended and in effect as of the date hereof, of the Company.  The Company is duly qualified or licensed to do business and in good standing (to the extent the laws of such jurisdiction(s) contemplate the concept of “good standing”) in each of the jurisdictions specified in Schedule 2.1.  The Company does not have any subsidiaries, or own, directly or indirectly, any capital stock or other ownership, participation or equity interest in any corporation, partnership, limited liability company, association, joint venture or other entity.  There are no outstanding contractual obligations or commitments of the Company to acquire or make any investment in any shares of capital stock or other ownership, participation, or equity interest in any corporation, partnership, limited liability company, association, joint venture, or other entity.

2.2                                 Authorization.  The execution and delivery of this Agreement and each agreement, instrument, certificate and document being or to be executed and delivered pursuant to this Agreement (each a “Transaction Agreement”) by Seller and the performance of all obligations hereunder and thereunder by Seller have been duly authorized by all requisite corporate action on the part of Seller.  Seller has the requisite corporate power and authority to execute and deliver this Agreement and each Transaction Agreement.  This Agreement and each Transaction Agreement to which Seller is a party has been or will be duly executed and delivered by Seller and is or will be a valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, except as such enforceability may be limited by (a) bankruptcy, insolvency, moratorium or other similar laws now or hereafter in effect, relating to or limiting creditors’ rights generally and (b) general principles of equity (whether considered in an action in equity or at law).

2.3                                 No Conflict.  Except for the filings, permits, authorizations, consents and approvals as may be required under, and other applicable requirements of, the Exchange Act, neither the execution and delivery of this Agreement or any Transaction Agreement by Seller, nor the consummation of the transactions contemplated hereunder, will:

(a)                                  result in the creation or imposition of any Encumbrance upon the assets of the Company, other than Permitted Encumbrances;

(b)                                 except as set forth on Schedule 2.3(b), (i) require the consent, approval or authorization of, or declaration, filing or registration with any Governmental Entity or other Person to be made or obtained by Seller or the Company, or (ii) constitute (with the giving of notice or lapse of time, or both) a default under or give rise to any right of termination, cancellation or acceleration of any material right or obligation of the Company under any Material Contract, except where the failure to obtain such consent, approval, authorization, declaration, filing or registration, or where such default, right of termination, cancellation or acceleration, would not result, individually or in the aggregate, in a Material Adverse Effect; or

(c)                                  violate in any material respect any provision of applicable law relating to Seller or the Company, other than such violations as would not result, individually or in the aggregate, in a Material Adverse Effect on (i) the validity or enforceability of this Agreement or any of the Transaction Agreements, or (ii) Seller’s ability to convey the Shares or otherwise complete the transactions contemplated hereunder.

2.4                                 Ownership and Possession of the Shares.  Seller is the record and beneficial owner of the Shares.  The certificates representing the Shares are now and at all times during the term hereof shall be held by Seller or by a nominee or custodian for the sole and exclusive benefit of Seller, free and clear of any Encumbrance and restriction on transfer, except for any Encumbrance or restriction on transfer created by this Agreement or arising under the Securities Act or any applicable state securities laws.  Except as provided by this Agreement, no Person has any right to acquire the Shares from Seller.  At Closing, Buyer will acquire title to the Shares, free and clear of any liens, restrictions, options, voting trusts, or agreements, proxies, encumbrances, claims or charges incurred by the Company or Seller.

2.5                                 Capitalization.  The authorized capital stock of the Company consists of 1,000 shares of common stock (the “Common Stock”).  As of the date hereof, 100 shares of Common Stock are issued and outstanding and constitute the Shares.  With the exception of the Shares, as of the date hereof, there are no outstanding equity securities of the Company and there are no existing options, warrants, calls, pre-emptive rights, subscriptions or other rights, agreements, arrangements or commitments of any character, relating to any equity security of the Company, or obligating the Company to issue, transfer or sell or cause to be issued, transferred or sold any equity security of the Company.

2.6                                 Judgments; Litigation.  There is no (a) outstanding judgment, order, decree, award, stipulation or injunction of any Governmental Entity currently pending or threatened in writing against the Company or (b) action, suit, arbitration, hearing, inquiry, proceeding, complaint, charge or investigation, whether civil, criminal or administrative, by or before any Governmental Entity or arbitrator or court or mediation or any appeal from any of the foregoing pending or, to the knowledge of Seller, threatened or anticipated against the Company (collectively, the “Judgments and Litigation”), except such Judgments and Litigation as would not have, individually or in the aggregate, a Material Adverse Effect.

2.7                                 Intellectual Property and Proprietary Rights.

(a)                                  Schedule 2.7(a) contains an accurate and complete list (by name and, where applicable, registration number and jurisdiction of registration, application, certification or filing) of all the material Intellectual Property Rights owned by the Company and used exclusively in connection with the products and services provided by the Business as conducted as of the date hereof (collectively, the “Owned IP Rights,” with all such registered Owned IP Rights being referred to herein as “Registered IP Rights”).  Except as set forth in Schedule 2.7(a), the Company owns the entire right, title and interest to all Owned IP Rights free and clear of Encumbrances (other than Permitted Encumbrances).

(b)                                 Schedule 2.7(b) contains an accurate and complete list of all licenses, sublicenses and other agreements material to the Company pursuant to which a third party or Seller authorizes the Company to use, modify, distribute, or practice any rights under, grant sublicenses with respect to or incorporate in the Company’s products or services, any Intellectual Property Rights owned by a third party or Seller (“In-Bound Licenses”), other than In-Bound Licenses that consist solely of “shrink-wrap” and similar commercially available end-user licenses, and, with respect to each such In-Bound License, states whether such In-Bound License is exclusive or non-exclusive.

(c)                                  Schedule 2.7(c) contains an accurate and complete list of all licenses, sublicenses and other agreements material to the Company pursuant to which the Company authorizes a third party or Seller to use, modify, distribute, or practice any rights under or grant sublicenses with respect to, any Company IP Rights or pursuant to which the Company grants rights to use or practice any rights under any Intellectual Property Rights owned by a third party or Seller (“Out-Bound Licenses”), other than Out-Bound Licenses that consist solely of “shrink-wrap” and similar commercially available end-user licenses, and, with respect to each such Out-Bound License, states whether such Out-Bound License is exclusive or non-exclusive.

(d)                                 The Company IP Rights constitute all the Intellectual Property Rights material to the Business as currently conducted.

(e)                                  All Registered IP Rights are in good standing, are in material compliance with applicable legal requirements and are not subject to any unpaid maintenance fees or taxes or actions falling due within thirty (30) days after the Closing Date.  To Seller’s knowledge, there are no proceedings, challenges or claims before any court, tribunal (including the U.S. Patent and Trademark Office or equivalent authority anywhere in the world) related to any such Registered IP Rights, other than normal patent prosecution proceedings.

(f)                                    The Company has not received notice with respect to the validity or enforceability of any Company IP Right, and, to Seller’s knowledge, no such claim is pending or has been made or asserted to such effect that has not been resolved.  To Seller’s knowledge, the Company has not taken any action or failed to take any action that would reasonably be expected to result in the abandonment, cancellation, forfeiture, relinquishment, invalidation, waiver or unenforceability of any Company IP Right.  To Seller’s knowledge, no Person has materially infringed or is materially infringing any Company IP Right or has otherwise materially misappropriated or is otherwise materially misappropriating any Company IP Right.

(g)                                 The Company has taken reasonable steps to protect and preserve the confidentiality of all Company IP Rights not otherwise disclosed in published patents, patent applications, registered copyrights or public publications (“Company Confidential Information”).  Use by and disclosure to employees or others of Company Confidential Information has been pursuant to the terms of valid and binding written confidentiality and nonuse/restricted-use agreements or agreements that contain similar obligations.

(h)                                 Except as set forth on Schedule 2.7(h), to Seller’s knowledge, each current and former employee and independent contractor of the Company who is or was involved in, or who has contributed to, the creation or development of any Owned IP Right has executed and delivered (and, to Seller’s knowledge, is in compliance with) an agreement which provides a valid written assignment to Seller of all title and rights to all such Owned IP Rights.

2.8                                 Employees and Independent Contractors.

(a)                                  Schedule 2.8(a) contains a true and complete list, as of February 29, 2008, of all employees of the Company, (collectively, the “Company Employees”), including each such employee’s (i) name, (ii) title, and (iii) principal location of employment.  The Seller represents that no Company Employee has given the Seller written notice that he or she intends to terminate his or her employment because of the transactions contemplated hereby or otherwise on or prior to the Closing Date.

(b)                                 (i) The Company does not have a present intention to terminate the employment of any Company Employee; (ii) all Company Employees have executed the Company’s form Proprietary Information and Inventions Agreement, a copy of which has been provided to Buyer; (iii) to the knowledge of Seller, no Company Employee is a party to or is bound by any employment contract, patent disclosure agreement, non-competition agreement or other restrictive covenant or other contract with any third party that would be likely to affect in any material way the performance by such Company Employee of any of his or her duties or responsibilities as an employee of the Company; and (iv) to the knowledge of Seller, no Company Employee is in violation of any term of any employment contract, patent disclosure agreement, noncompetition agreement, or any other restrictive covenant with any third party relating to the right of any such Company Employee to be employed by the Company.

(c)                                  Except as disclosed in Schedule 2.8(c), no Company Employee is entitled to any severance pay, bonus compensation, acceleration of payment or vesting of any equity interest, or other payment from Seller or the Company (other than accrued salary, vacation, or other paid time off in accordance with the policies of the Company or Seller) as a result of or in connection with the transactions contemplated by this Agreement or as a result of any termination of employment on or after the Closing Date.

(d)                                 Schedule 2.8(d) contains a true and complete list, as of February 29, 2008, of all consultants and other independent contractors who are providing material services to the Company (the “Independent Contractors”), including (i) each such Independent Contractor’s name, (ii) type of services being provided by each Independent Contractor, and (iii) principal location where services are provided.

(e)                                  (i) The Company is not a party to any collective bargaining agreement or other labor contract applicable to a Company Employee, (ii) to Seller’s knowledge, no union has bargaining rights with respect to any Company Employee and there are no threatened or apparent union organizing activities involving any Company Employee, (iii) there are no strikes, slowdowns or work stoppages pending or threatened between the Company and a Company Employee, and (iv) to Seller’s knowledge, there are no unfair labor practice complaints involving a Company Employee pending against the Company.

2.9                                 Financial Statements.  Attached hereto as Exhibit D are (a) the unaudited balance sheet of the Company at December 31, 2007, and the related unaudited statement of income for the twelve-month period ended December 31, 2007, and (b) the unaudited balance sheet of the Company at March 31, 2008 (the “Most Recent Balance Sheet”), in each case prepared in accordance GAAP (except as indicated therein and for the absence of footnotes and subject to year-end adjustments which would not, individually or in the aggregate, have a Material Adverse Effect) consistent with the Company’s past practice.  Except as reflected in such financial statements, as of the date of the Most Recent Balance Sheet, there existed no liabilities of the Company required under GAAP to be shown in the financial statements except such as would not, individually or in the aggregate, have a Material Adverse Effect.  Since the date of the Most Recent Balance Sheet, the Company has not incurred any material liabilities other than in the ordinary course of business.

2.10                           Changes.  Except as described in Schedule 2.10, as contemplated by or as disclosed in this Agreement, or undertaken in connection with the Restructuring, since the date of the Most Recent Balance Sheet, the Company has conducted the Business only in the ordinary course and in a manner materially consistent with past practice and, since such date, there has not been a Material Adverse Effect.  Without limiting the foregoing, since the date of the Most Recent Balance Sheet none of the following have occurred other than in the ordinary course of business, as undertaken in connection with the Restructuring, or as would not, individually or in the aggregate have a Material Adverse Effect:

(a)                                  the Company has not entered into any transaction which was not in the ordinary course of business;

(b)                                 the Company has not changed or amended in any respect any contract by which Company or any of its assets or properties are bound or subject, except as contemplated by this Agreement;

(c)                                  there has been no mortgage, pledge, sale, assignment or transfer of any tangible or intangible assets of Company, except, with respect to tangible assets, in the ordinary course of business consistent with past practices;

(d)                                 there has been no damage, destruction or loss (whether or not covered by insurance) affecting the Business, assets, properties, operations or condition (financial or otherwise), or results of operations of Company;

(e)                                  there has been no issuance of any bonds, notes or other securities of the Company or any agreement or commitment therefor (including options, warrants or rights or agreements or commitments to purchase such securities or grant such options, warrants or rights);

(f)                                    there has been no declaration or payment of a distribution on, or other distribution with respect to, or any direct or indirect redemption or acquisition of, any of the capital stock or other securities of Company or any agreement or commitment therefor;

(g)                                 the Company has not changed any compensation arrangement or agreement with any of its employees, officers or independent contractors or changed the rate of pay and provision of employee benefits and perquisites of its employees and independent contractors as a group, including any plan under ERISA;

(h)                                 there has been no change, except in the ordinary course of business, in the contingent obligations of Company by way of guaranty, endorsement, indemnity, or warranty;

(i)                                     there have been no loans made by the Company to any of its respective officers, employees, independent contractors or shareholders or their immediate family members, or any agreement or commitment therefor (except for advances in the ordinary course of business and consistent with past practice and generally applicable Company policy);

(j)                                     there has been no waiver or loss of any right of the Company, or the cancellation of any debt, claim or contract or other agreement held by the Company;

(k)                                  there has not been any satisfaction or discharge of any lien or any payment of any obligation by Company, except in the ordinary course of business and consistent with past practices and which is not material to the Business, assets, properties, operations or condition (financial or otherwise), or results of operations of Company;

(l)                                     there has not been any change in the accounting methods, practices or policies followed by the Company or any change in depreciation or amortization policies or rates theretofore adopted;

(m)                               there has not been any reduction in the form or amount of insurance coverage maintained by the Company;

(n)                                 the Company has not made any material capital expenditures other than in the ordinary course of business and no commitments have been made by the Company for any future capital expenditure; and

(o)                                 the Company has not incurred any material Liability other than in the ordinary course of business.

2.11                           Material Contracts.

(a)                                  Schedule 2.11(a) sets forth all of the following written agreements to which the Company is a party:

(i)                                     any lease of real property and any lease of personal property with a future payment obligation in excess of $100,000 per annum;

(ii)                                  any contract for the purchase of materials, supplies, goods, services, equipment or other assets providing for annual payments by the Company of, or pursuant to which in 2007 the Company paid, in the aggregate $100,000 or more;

(iii)                               any sales, distribution or other similar agreement providing for the sale by the Company of materials, supplies, goods, services, equipment or other assets that provide for annual payments to the Company of, or pursuant to which in 2007 the Company received, in the aggregate $100,000 or more;

(iv)                              any contract relating to indebtedness for borrowed money or the deferred purchase price of property (whether incurred, assumed, guaranteed or secured by any asset), except contracts relating to indebtedness incurred in the ordinary course of business in an amount not exceeding $100,000;

(v)                                 any employment, severance or consulting agreement with respect to any Company Employee;

(vi)                              any contract or other document that limits the freedom of the Company to compete in any line of business or with any Person or in any area (collectively with all the agreements identified in this Section 2.11(a), the “Material Contracts”).

(b)                                 To Seller’s knowledge, each Material Contract that is currently in effect constitutes a legal, valid and binding agreement of the Company and of each other party thereto, and is enforceable in accordance with its terms, except as such enforceability may be limited by (a) bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to or limiting creditors’ rights generally, and (b) general principles of equity (whether considered in an action in equity or at law).  Neither the Company nor, to Seller’s knowledge, any other party to such Material Contracts, is in violation or breach of or default under any such Material Contract (or with notice or lapse of time or both, would be in violation or breach of or default under such Material Contract) which would result, individually or in the aggregate, in a Material Adverse Effect.

2.12                           Compliance with Laws and Permits.  To Seller’s Knowledge, the Company is not in violation of, or in any default under, and no event has occurred that (with notice or the lapse of time or both) would constitute a violation of or default under (a) the Company ‘s charter documents or (b) any applicable law, rule, regulation, ordinance, order, writ, decree or judgment of any governmental authority, except for such violations or defaults as would not constitute a Material Adverse Effect. All material Permits held by the Company that are necessary for the operation of the Business as currently conducted (“Company’s Permits”) are listed on Schedule 2.12 and are in full force and effect and good standing, and no written notices have been received relating to termination or cancellation or withdrawal of such Permits.  The Company is in compliance with the terms of its Company Permits, except where the failure to comply would not, individually or in the aggregate, have a Material Adverse Effect on the Company. Except as listed in Schedule 2.12, to Seller’s Knowledge, no investigation or review by any governmental authority with respect to the Company is pending which would have a Material Adverse Effect.

2.13                           Taxes.

(a)                                  The Company’s assets are not subject to any liens for Taxes, except liens for Taxes not yet due, and Buyer will not become directly or indirectly liable for, and no lien, claim or encumbrance will be placed upon the Company’s assets with respect to, (i) any Taxes attributable to the ownership or use of the Company’s assets with respect to periods prior to and including the Closing Date or (ii) any other Taxes attributable to the actions or activities of the Company on or prior to the Closing Date, in each case other than Transfer Taxes and other Taxes included on the Most Recent Balance Sheet.  None of the Company’s assets is a “United States real property interest” within the meaning of Section 897 of the Code.

(b)                                 With respect to the Company:

(i)                                     All Tax Returns of the Company required to be filed on or prior to the Closing Date have been or will be timely filed by the Company or Seller.  All such Tax Returns were or will be correct and complete in all material respects when filed.

(ii)                                  All material Taxes required to be paid by the Company (whether or not shown on any Tax Return) have been paid in full.  There is (A) no claim for Taxes being asserted against the Company that has resulted in a lien against the property of the Company other than liens for Taxes not yet due and payable, (B) no audit or pending audit of, or Tax controversy associated with, any Tax Return of the Company, or of any other Person where the Company could be held liable for Taxes, being conducted by a Tax Authority, (C) no extension of any statute of limitations on the assessment of any Taxes granted by the Company currently in effect, and (D) no agreement to any extension of time for filing any Tax Return which has not been filed.

(iii)                               The Company has not been a member of an affiliated group filing a consolidated federal income Tax Return other than the group the common parent of which is Seller (the “Seller Group”).  All consolidated income Tax Returns, including any consolidated or combined state or foreign income Tax Returns, that were required to be filed by the Seller Group on or prior to the date hereof and which included the Company were timely filed.  All such Tax Returns were correct and complete in all material respects when filed.  The Company will not be a party to any Tax allocation, Tax sharing agreement or other similar agreement as of the Closing Date nor will the Company have any liability or potential liability to another party under any such agreement.

(iv)                              The Company has withheld and paid all material Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party.

(v)                                 No audit is currently pending with respect to any Tax Return of the Company or of the Seller Group.  Neither Seller nor the Company has waived any statute of limitations in respect of Taxes or agreed to any extension of time for the assessment of any Tax.  No claim is currently pending by an authority in a jurisdiction where the Company does not file Tax Returns asserting that the Company is or may be subject to taxation by that jurisdiction.

(vi)                              The Company will not be required to include in income, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) change in method of accounting for a taxable period ending on or prior to the Closing Date; (ii) “closing agreement” described in Section 7121 of the Code (or any corresponding or similar provision of state, local, or foreign tax law);

(iii) intercompany transactions or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local, or foreign tax law); (iv) installment sale or open transaction disposition made on or prior to the Closing Date; or (v) prepaid amount received on or prior to the Closing Date.  The Company is not required to include any adjustment in taxable income for any taxable period (or portion thereof) pursuant to Section 481 or 263A of the Code or any comparable provision under state, local or foreign tax laws as a result of transactions, events or accounting methods employed prior to the Closing Date.

(vii)                           The Company is not obligated to make any payments, and is not a party to any agreement that under certain circumstances could obligate it to make any payments that will not be deductible under Code Section 162(m) or 280G.  The Company has not been a United States real property holding corporation within the meaning of Code Section 897(c)(2).

(viii)                        The Company has disclosed on its Tax Returns any tax reporting position taken in any Tax Return which could result in the imposition of penalties under Section 6662 of the Code or any comparable provisions of state, local or foreign law.  The Company has not consummated or participated in, and is not currently participating in any transaction which was or is a “tax shelter” transaction as defined in Section 6662, 6011, 6012 or 6111 of the Code or the Treasury Regulations promulgated thereunder or which was or is a “Listed Transaction” or a “Reportable Transaction” as those terms are defined in the Code and the Treasury regulations thereunder.  No transaction as defined in Section 6662 of the Code has been reported by the Company and the Company has not taken any positions which would require a Section 6662 disclosure to avoid penalties.

2.14                           Brokers.  All negotiations relative to this Agreement and the transactions contemplated hereby have been carried out by Seller directly with Buyer without the intervention of any Person on behalf of Seller in such manner as to give rise to any valid claim by any Person against Buyer for a finder’s fee, brokerage commission or similar payment.

2.15                           Sufficiency of Assets.

(a)                                  To Seller’s knowledge, other than commercially available software used to support the Business, general corporate, support and shared services (including without limitation information technology, legal, finance and accounting) provided by Seller, credit support and similar arrangements provided by Seller, and certain contracts for services generally available commercially that are provided pursuant to an arrangement by third parties with an Affiliate of the Company, the assets presently owned, leased or licensed by the Company are sufficient for the conduct of the Business as presently conducted, consistent with past practice, except for such assets, which the failure to own, lease or license would not, individually or in the aggregate, have a Material Adverse Effect.

(b)                                 To Seller’s knowledge, the Company has good title to, a valid leasehold interest in, or valid rights to use, the assets presently owned, leased or licensed by it free and clear of all Encumbrances other than Permitted Encumbrances, except for such failures as would not, individually or in the aggregate, have a Material Adverse Effect.

(c)                                  To Seller’s knowledge, the Company’s assets taken as a whole are generally adequate for the purposes for which they are used by the Company in the ordinary course of the Business.

2.16                           Customers.  Listed in Schedule 2.16 are the names of the ten (10) most significant customers (by revenue) of the Company for the 12-month period ended December 31, 2007.

2.17                           Environmental Matters. Except as set forth on Schedule 2.17, (a) the Company has operated in material compliance with all applicable Environmental Laws, (b) to Seller’s knowledge, there has been no material generation, use, transportation, treatment, storage, release or disposal by the Company of any Hazardous Substances in connection with or relating to the ownership, lease, occupation or use of the Facilities by the Company in material violation of any applicable Environmental Laws, (c) to Seller’s knowledge, there is not present in, on, under or emanating onto or from the Facilities any Hazardous Substance in violation of any applicable Environmental Laws, and (d) the Company has not received any actual or threatened notice, demand, or claim that its operations or the Facilities is in violation of or non-compliance with any applicable Environmental Laws, except, in all cases, as would not result, individually or in the aggregate, in a Material Adverse Effect.

2.18                           Disclosure of Confidential Information.  The Company takes reasonable precautions to safeguard its confidential information.  To Seller’s knowledge, no material disclosure of Company’s confidential information has been made except (i) in the ordinary and normal course of business and (ii) incident to the sales process for the Company, and then only pursuant to persons that executed nondisclosure or confidentiality agreements.

2.19                           No Other Representations or Warranties.  EXCEPT AS SPECIFICALLY SET FORTH IN THIS ARTICLE II, NEITHER SELLER NOR ANY OF ITS OFFICERS, DIRECTORS, EMPLOYEES, AFFILIATES, AGENTS OR REPRESENTATIVES IS MAKING, AND EACH OF THEM HEREBY EXPRESSLY DISCLAIMS, ANY REPRESENTATION OR WARRANTY WHATSOEVER, EXPRESS OR IMPLIED.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer hereby represents and warrants to Seller as follows:

3.1                                 Organization and Qualification.  Buyer is an entity duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and has the power and authority to perform its obligations under this Agreement.

3.2                                 Authorization.  The execution and delivery of this Agreement and each Transaction Agreement by each Buyer and the performance by Buyer of its obligations hereunder have been duly authorized and no other action or approval is necessary for the execution, delivery or performance of this Agreement and each Transaction Agreement by Buyer.  Buyer has full right, power, authority and capacity to execute and deliver this Agreement and each Transaction Agreement.  This Agreement and each Transaction Agreement to which Buyer is a party has been or will be duly executed and delivered by Buyer, and is or will be a valid and binding obligation of each of Buyer, enforceable against Buyer in accordance with its terms, except as such enforceability may be limited by (a) bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to or limiting creditors’ rights generally, and (b) general principles of equity (whether considered in an action in equity or at law).

3.3                                 No Conflict.  Except as described on Schedule 3.3, neither the execution and delivery of this Agreement by Buyer nor the consummation of the transactions contemplated hereunder will:

(a)                                  conflict with or result in a breach by Buyer of, or constitute a default by Buyer under, or create an event that, with the giving of notice or the lapse of time, or both, would be a default under or material breach of, any of the terms, conditions or provisions of (i) any material indenture, mortgage, lease, deed of trust, pledge, loan or credit agreement, license agreement or any other material contract, arrangement or agreement to which Buyer is a party or to which a material portion of Buyer’s assets is subject, (ii) its certificate of incorporation or bylaws or other organizational documents, or (iii) any judgment, order, writ, injunction, decree or demand of any Governmental Entity which materially affects Buyer’s ability to perform its obligations under this Agreement;

(b)                                 result in the creation or imposition of any Encumbrance upon any material portion of the assets of Buyer, or which materially affects Buyer’s ability to conduct its business as conducted prior to the date of this Agreement or perform its obligations under this Agreement; or

(c)                                  require the consent, approval or authorization of, or declaration, filing or registration with, any Governmental Entity or other Person to be made or obtained by Buyer in connection with the execution, delivery and performance by Buyer of this Agreement and the consummation of the transactions contemplated hereby.

3.4                                 Legal Proceedings.  There is no action, claim, suit or proceeding pending or, to Buyer’s knowledge, threatened, by or against or affecting Buyer or Buyer’s Affiliates that challenges, or may have the effect of preventing, delaying, making illegal or otherwise interfering with the execution and delivery by Buyer of this Agreement or any of the Transaction Agreements or the performance of Buyer hereunder or thereunder.

3.5                                 Funding.  Buyer has, and will at the Closing have, sufficient funds to deliver the entire Purchase Price in cash at the Closing.

3.6                                 Investment Intent.

(a)                                  Buyer is acquiring the Shares for its own account for investment purposes and not with a view to, or for sale in connection with, any distribution or resale to others within the meaning of Section 2(11) or Rule 502(d) promulgated under the Securities Act.  The sale of the Shares is intended to be exempt from registration under the Securities Act.

(b)                                 Buyer hereby confirms that Seller has made available to Buyer or its representatives all documents and information that Buyer has requested relating to the Company and the Business.  Buyer has not relied on Seller or any of its Affiliates or representatives for any tax or legal advice in connection with the purchase of the Shares.

(c)                                  Buyer has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of an investment in the Shares.  Buyer has the capacity to protect its own concerns in connection with the purchase of the Shares.  Buyer is an “accredited investor” as defined in Rule 501(a) of Regulation D promulgated under the Securities Act.

3.7                                 Brokers.  All negotiations relative to this Agreement and the transactions contemplated hereby have been carried out by Buyer directly with Seller without the intervention of any Person on behalf of Buyer in such manner as to give rise to any valid claim by any Person against Seller or the Company for a finder’s fee, brokerage commission or similar payment.

ARTICLE IV

COVENANTS

4.1                                 Employee Matters.

(a)                                  Employment.

(i)                                     If any Company Employee is discharged or terminated as of or after the Closing, Buyer shall be responsible for any and all costs for such employee arising from or relating to such termination.  Buyer shall be responsible for all liability for all notices or payments due to any employee as of the Closing Date, and all notices, payments, fines or assessments due to any governmental entity, pursuant to any applicable foreign, federal, state or local law, common law, statute, rule or regulation with respect to the employment, discharge or layoff of employees on or after the Closing, including the WARN Act and any rules or regulations as have been issued in connection with the foregoing.

(ii)                                  From and after the Closing, Buyer shall be responsible for, and shall indemnify and hold harmless Seller and its Affiliates and their officers, directors, employees, Affiliates and agents and the fiduciaries (including plan administrators) of the Employee Plans, from and against any and all claims, losses, damages, costs and expenses (including attorneys’ fees and expenses) and other liabilities and obligations relating to or arising out of (i) all salaries, wages, commissions, employee incentive or other compensation, severance, holiday, vacation, health, dental or retirement benefits accrued but unpaid as of the Closing and bonuses (including payments due pursuant to any retention bonus program) due to any employee, (ii) the liabilities for which Buyer or the Company is responsible under this Section 4.1 or any failure by Buyer or the Company to comply with the provisions of this Section 4.1, and (iii) any claims of, or damages or penalties sought by, any employee, or any governmental entity on behalf of or concerning any employee, with respect to any act or failure to act by Buyer or the Company to the extent arising from the employment, discharge, layoff or termination of any employee.

4.2                                 Tax Matters; Cooperation.

(a)                                  Subject to subsection (b) below, Seller will be responsible for the preparation and filing of all Tax Returns of the Company required by applicable law to be filed by the Company with respect to taxable periods that end on or prior to the Closing Date, provided that Seller shall have the sole responsibility for the preparation of any combined, consolidated or unitary returns for the periods ending on or prior to the Closing.

(b)                                 Buyer will be responsible for the preparation and filing of all Tax Returns of the Company not filed by the Company prior to the Closing, including returns with respect to periods commencing before and ending after the Closing (a “Straddle Period Tax”) and with respect to periods that begin after the Closing Date.  Such Tax Returns shall be true, complete and correct and prepared in accordance with past practice (in the case of any Tax Return for a period ending prior to the Closing or any Straddle Period Tax Return) and applicable law in all material respects.  Buyer will make all payments of Taxes shown to be due on such Tax Returns.  Buyer shall not cause the Company to take any position on any Tax Return inconsistent with past practices of the Company if the effect of such position will or could result in the Company having any Tax liability for any period ending prior to or including the Closing Date.

(c)                                  Buyer shall be responsible for paying, shall promptly discharge when due, and shall reimburse, indemnify and hold harmless Seller from, any sale or use, transfer, value added, real property gains, excise, stamp, stamp duty, stamp duty reserve tax (SDRT), or other Taxes imposed by reason of the transfer of the transactions contemplated hereby (“Transfer Taxes”) and any deficiency, interest or penalty asserted with respect thereto.

(d)                                 Each party shall (i) provide the other with such assistance as may reasonably be required in connection with the preparation of any Tax Return and the conduct of any audit or other examination by any taxing authority or in connection with judicial or administrative proceedings relating to any liability for Taxes and (ii) retain and provide the other with all records or other information that may be relevant to the preparation of any Tax Return, or the conduct of any audit or examination, or other proceeding relating to Taxes.

4.3                                 Confidentiality.  The parties acknowledge and agree to continue to abide by the terms and conditions of that certain Confidentiality Agreement dated as of February 21, 2008.

4.4                                 Use of DTS Name and Marks.  From and after the Closing, neither the Company, Buyer, nor any of its affiliates shall use the name “DTS” or any logo or trademark incorporating the name “DTS” or any DTS logo (collectively, the “Names and Marks”) shall cease. The Buyer will, as soon as reasonably practicable following the Closing, cause the Company to change the name of the Company so that it does not contain “DTS” or anything confusingly similar and remove or obliterate all the Names and Marks from its signs, purchase orders, invoices, sales orders, labels, letterheads, web sites, mail addresses, domain name services, datalinks, advertisements, shipping documents, and other items and materials.

ARTICLE V

SURVIVAL OF REPRESENTATIONS; INDEMNIFICATION; REMEDIES

5.1                                 Survival.

(a)                                  Except as set forth in Section 5.1(b), the representations and warranties made in this Agreement shall survive the Closing until the 547th day after the Closing Date (the “Survival Date”), after which time such representations and warranties shall terminate and shall be of no further force or effect.

(b)                                 The representations and warranties set forth in Section 2.13 of this Agreement shall survive until the third anniversary of the Closing Date (the “Tax Survival Date”), after which time such representations and warranties shall terminate and shall be of no further force or effect.

5.2                                 Indemnification.

(a)                                  Subject to Section 5.4 below, Seller shall defend, indemnify and hold harmless Buyer and its officers and directors and their successors and permitted assigns, from and against any and all claims, losses, liabilities, taxes, interest, fines, penalties, suits, actions, proceedings, demands, actual damages, costs and expenses (including reasonable attorneys’, accountants’ and experts’ fees and court costs) actually suffered or incurred by them (collectively, “Losses”) arising out of or resulting from any breach by Seller, of any representation, warranty or covenant made by it in this Agreement or any Transaction Agreement.

(b)                                 Buyer shall defend, indemnify and hold harmless Seller and its officers and  directors and their successors and permitted assigns, from and against any and all Losses actually suffered or incurred by them arising out of or resulting from any breach by Buyer, of any representation, warranty or covenant made by it in this Agreement or any Transaction Agreement

5.3                                 Indemnification Procedures.

(a)                                  Third Party Claims.  A party (an “Indemnified Party”) seeking indemnification shall give prompt notice (a “Notice of Claim”) to the other party (the “Indemnifying Party”) of any Loss or claim for indemnification arising under this Article V arising from a third party claim.  The Notice of Claim shall include the amount of such claim and a reasonably detailed statement as to the basis for the assertion of the claim.  Upon receipt of such notice the Indemnifying Party shall have the right to assume and to control the defense of any such claim with counsel reasonably acceptable to such Indemnified Party, at the Indemnifying Party’s own cost and expense, including the cost and expense of attorneys’ fees and disbursements in connection with such defense, in which event the Indemnifying Party shall not be obligated to pay the fees and disbursements of separate counsel for such in such action.  In the event, however, that such Indemnified Party’s legal counsel shall advise in writing that defenses are be available to such Indemnified Party that are different from or in addition to those available to the Indemnifying Party, in that there could reasonably be expected to be a conflict of interest if such Indemnifying Party and the Indemnified Party have common counsel in any such proceeding, or if the Indemnified Party has not assumed the defense of the action or proceedings, then such Indemnifying Party may employ separate counsel to represent or defend such Indemnified Party, and the Indemnifying Party shall pay the reasonable fees and disbursements of counsel for such Indemnified Party.  No settlement of any such claim or payment in connection with any such settlement shall be made without the prior consent of the Indemnifying Party which consent shall not be unreasonably withheld.

(b)                                 Establishment and Contesting of Indemnification Liability.  To be effective,  a Notice of Claim must be given promptly to the Indemnifying Party in accordance with the provisions of Section 6.6 hereof.  Furthermore, the Notice of Claim must be received by the Indemnifying Part by no later than the Survival Date or Tax Survival Date, as applicable.  If the Indemnifying Party contests the claim, the parties shall attempt in good faith to resolve their differences for a period of at least ten business days by mutual agreement.  If the parties are unable to resolve their differences, the Indemnified Party may institute proceedings as contemplated by Section 6.7.

5.4                                 Limitations.

(a)                                  Notwithstanding anything herein to the contrary, Seller shall not be responsible for any Losses until the cumulative aggregate amount of such Losses exceed $75,000 (the “Damages Deductible”), and then shall only be liable for Losses in excess of the Damages Deductible, except for Losses incurred due to the breach of the representations and warranties in Section 2.13 or Section 2.17 hereof, in which case the Indemnifying Parties shall be liable back to the first dollar of such Losses.

(b)                                 Notwithstanding anything herein to the contrary, the aggregate amount of Losses for which Seller shall be liable is $1,000,000; provided, that, such limitation shall not apply to Losses incurred as a result of breach of the representations and warranties in Section 2.13 or Section 2.17 hereof.

(c)                                  Notwithstanding anything herein to the contrary, the amount of Losses suffered by an Indemnified Party shall be reduced by any insurance proceeds realized by and paid to the Indemnified Party in respect of such claim and shall be reduced by an amount equal to any Tax benefits attributable to such claim.  An Indemnified Party shall submit all eligible claims and diligently pursue recovery under all insurance policies under which any Losses may be insured.

(d)                                 Notwithstanding anything herein to the contrary, no Indemnifying Party shall be liable to or otherwise responsible for consequential damages, punitive damages or for diminution in value or lost profits.

(e)                                  Notwithstanding anything herein to the contrary , an Indemnified Party shall not be entitled to indemnification for any Losses resulting from a breach of representation or warranty if the Indemnified Party had knowledge of such breach on or prior to the Closing.

5.5                                 Indemnification is Sole and Exclusive Remedy.  Following the Closing, the sole and exclusive remedy with respect to any and all claims relating to a breach of this Agreement shall be pursuant to the indemnification provisions set forth in this Article V.  In furtherance of the foregoing, each of the parties hereby waives, to the fullest extent permitted under applicable law, any and all rights, claims and causes of action it may have against the other parties hereto, arising under or based upon any federal, state, or local or foreign law.  Notwithstanding anything to the contrary in this Purchase Agreement, this Section 5.6 shall not limit a party’s right to specific performance or injunctive relief in connection with the other party’s breach of its covenants in this Agreement.

ARTICLE VI

MISCELLANEOUS

6.1                                 Rules of Construction.  This Agreement has been negotiated by the parties and is to be interpreted according to its fair meaning as if the parties had prepared it together and not strictly for or against any party.  All references in this Agreement to sections, schedules and exhibits are to sections, schedules and exhibits of or to this Agreement unless expressly otherwise indicated.  At each place in this Agreement where the context so requires, the masculine, feminine or neuter gender includes others.  “Including” means “including without limitation.”  “Or” is used in the inclusive sense of “and/or.”  Currency amounts referenced herein, unless otherwise specified, are in U.S. Dollars.

6.2                                 Further Actions.  From time to time, as and when requested by any party hereto, each other party shall execute and deliver, or cause to be executed and delivered, such documents and instruments and shall take, or cause to be taken, such further or other actions as the requesting party may reasonably deem necessary or desirable to carry out the intent and purposes of this Agreement.

6.3                                 Expenses.  Except as expressly set forth herein, Seller and Buyer shall each bear their own legal fees and other costs and expenses with respect to the negotiation, execution and delivery of this Agreement and the consummation of the transactions contemplated hereunder.

6.4                                 Entire Agreement.  This Agreement, which includes the schedules and the exhibits hereto and the other documents, agreements and instruments executed and delivered pursuant to this Agreement, contains the entire agreement between the Parties hereto with respect to the transactions contemplated by this Agreement and supersedes all prior arrangements, understandings, proposals, prospectuses, projections and related materials with respect thereto, other than the Confidentiality Agreement dated February 21, 2008, between Buyer and Seller, which is incorporated herein by reference and shall survive termination of this Agreement in accordance with its terms.

6.5                                 Descriptive Headings; Definitions.  The descriptive headings of this Agreement are for convenience only and shall not control or affect the meaning or construction of any provision of this Agreement.

6.6                                 Notices.  All notices or other communications which are required or permitted hereunder shall be in writing and shall be sufficiently given if (a) delivered personally or (b) sent by registered or certified mail, postage prepaid, or (c) sent by overnight courier with a nationally recognized courier, or (d) sent via facsimile confirmed in writing in any of the foregoing manners, as follows:

If to Seller:	DTS, Inc.
Attention: General Counsel
5171 Clareton Drive
Agoura Hills, CA 91301
Facsimile No.: (818) 827-2470

If to Buyer:	c/o The Law Offices of Vijayant Pawar
35 Airport Road, Suite 330
Morristown, New Jersey 07960
Facsimile No.: (973) 215-2882

If sent by mail, notice shall be considered delivered five (5) business days after the date of mailing, and if sent by any other means set forth above, notice shall be considered delivered upon receipt thereof.  Any party may by notice to the other parties change the address or facsimile number to which notice or other communications to it are to be delivered or mailed.

6.7                                 Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of California without giving effect to the principles of conflicts of law thereof.  Each of the parties hereto (a) consents to submit itself to the personal jurisdiction of any Federal or state court located in the County of Los Angeles, California in the event any dispute arises out of this Agreement or any of the transactions contemplated hereby, (b) agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (c) agrees that it shall not bring any action relating to this Agreement or any of the transactions contemplated hereby in any court other than a Federal or state court sitting in the County of Los Angeles, California.

6.8                                 Assignment.  This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns.  This Agreement shall not be assignable by any Person without the written consent of the other parties and any such purported assignment by any party without such consent shall be void.

6.9                                 Waivers and Amendments.  Any amendment or supplementation of this Agreement shall be effective only if in writing signed by each of the parties hereto.  Any waiver of any term or condition of this Agreement shall be effective only if in writing signed by the party giving the waiver.  A waiver of any breach or failure to enforce any of the terms or conditions of this Agreement shall not in any way affect, limit or waive a party’s rights hereunder at any time to enforce strict compliance thereafter with every term or condition of this Agreement, except to the extent such future rights are specifically included within the scope of such written waiver.

6.10                           Third Party Rights.  Notwithstanding any other provision of this Agreement, this Agreement shall not create benefits on behalf of any shareholder or employee of Buyer, or any other Person (including without limitation any Company Employee, broker or finder), and this Agreement shall be effective only as between the parties hereto, their successors and permitted assigns.

6.11                           Severability.  If any term or provision of this Agreement or the application thereof to any circumstance shall, in any jurisdiction, be invalid or unenforceable, such term or provision shall be ineffective as to such jurisdiction to the extent of such invalidity or unenforceability without invalidating or rendering unenforceable such term or provision in any other jurisdiction, the remaining terms and provisions of this Agreement or the application of such terms and provisions to circumstances other than those as to which it is held invalid or enforceable.

6.12                           Counterparts.  This Agreement may be executed in any number of counterparts, and each such counterpart hereof shall be deemed to be an original instrument, but all such counterparts together shall constitute but one agreement.  Facsimile signatures shall be treated as if they were originals.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the undersigned have executed and delivered this Agreement as of the date first above written.

“SELLER”	DTS, INC.
a Delaware corporation

	By:	/s/ Mel Flanigan

	Name:	Mel Flanigan
	Title:	CFO

“COMPANY”	DTS DIGITAL IMAGES, INC.

	By:	/s/ Mel Flanigan

	Name:	Mel Flanigan
	Title:	CFO

“BUYER”	RELIANCE BIG ENTERTAINMENT
PRIVATE LIMITED

	By:	/s/ Anil Arjun

	Name:	Anil Arjun
	Title:	Member

[SIGNATURE PAGE TO STOCK PURCHASE AGREEMENT]

EXHIBIT A

DEFINITION OF CERTAIN TERMS

The terms defined in this Exhibit A, whenever used in this Agreement (including in any schedule to this Agreement), shall have the respective meanings indicated below for all purposes of this Agreement, unless otherwise indicated in this Agreement (or the applicable schedule):

“Affiliate”:  with respect to any Person, any Person directly or indirectly through one or more intermediaries, that controls, is controlled by, or is under common control with such other Person

“Agreement”:  as defined in the Preamble

“Business”:  as defined in the Recitals

“Cinema Business”:  is Seller’s business of designing, developing, marketing, licensing, implementing and supporting technologies, products and services for the distribution and presentation of content in commercial cinemas

“Closing”:  as defined in Section 1.3

“Closing Date”:  as defined in Section 1.3

“Code”:  Internal Revenue Code of 1986, as amended

“Company Confidential Information”:  as defined in Section 2.7(g)

“Company Employees”:  as defined in Section 2.8(a)

“Company IP Rights”:  collectively, the Owned IP Rights identified on Schedule 2.7(a) and the rights of the Company under the In-Bound Licenses identified on Schedule 2.7(b)

“Employee Plan”:  includes (i) all present and prior (including terminated and transferred) plans, programs, agreements, arrangements and methods of contributions or compensation (including all amendments to and components of the same, such as a trust with respect to a plan) of Seller and the Company providing any remuneration or benefits, other than current cash compensation, to any current or former employee of the Company or to any other person who provides services to the Company’s business, whether or not such plan or plans, programs, agreements, arrangements and methods of contribution or compensation are subject to ERISA and whether or not such plan or plans, programs, agreements, arrangements and methods of contribution or compensation are qualified under the Code; (ii) pension, retirement, profit sharing, percentage compensation, stock purchase, stock option, bonus and non-qualified deferred compensation plans; and (iii) disability, medical, dental, workers compensation, health insurance, life insurance or other death benefits, incentive, severance plans, vacation benefits and fringe benefits

“Encumbrance”:  any lien, mortgage, pledge, security interest, charge or encumbrance of any kind, whether voluntary or involuntary, (including any conditional sale or other title retention agreement, any lease in the nature thereof, and any agreement to give any security interest)

“Environmental Laws”:  the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (“CERCLA”), the Resource Conservation and Recovery Act of 1976, as amended (“RCRA”), the National Environmental Policy Act of 1969 (“NEPA”), the National Historic Preservation Act of 1966 and any other federal, state or local statutes, regulations, rules, ordinances or codes of applicable Governmental Entities, which relate to (i) the protection of human health or the environment from the effects of Hazardous Substances, including those pertaining to reporting, licensing, permitting, investigating and remediating discharges, releases or threatened releases of Hazardous Substances into the air, surface water, sediments, groundwater or land or (ii) the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Substances

“ERISA”:  Employee Retirement Income Security Act of 1974, as amended

“Exchange Act”:  the Securities Exchange Act of 1934, as amended

“Facilities”:  the facilities leased by Seller located at 2777 Ontario Street, Burbank, California 91504

“GAAP”:  generally accepted accounting principles as in effect in the United States

“Governmental Entity”:  any nation or any state, commonwealth, territory, possession or tribe and any political subdivision, courts, departments, commissions, boards, bureaus, agencies or other instrumentalities of any of the foregoing

“Hazardous Substance”:  any hazardous or toxic substance, pollutant, contaminant or other material which, as of the date of this Agreement, is defined as hazardous or toxic under CERCLA, and its implementing regulations; defined as a hazardous waste or regulated substance under RCRA and its implementing regulations; or is regulated under any other applicable Environmental Laws, including any substance which has been determined by regulation, ruling or otherwise by any governmental authority to be a hazardous or toxic substance regulated under federal or state law, and shall include petroleum and petroleum products, asbestos and polychlorinated biphenyls

“In-Bound Licenses”:  as defined in Section 2.7(b)

“Independent Contractors”:  as defined in Section 2.8(d)

“Intellectual Property Rights”: all right, title and interest in, to and under (i) inventions, whether or not patentable, (ii) patents and patent applications, (iii) trademarks, service marks, trade dress, logos, Internet domain names and trade names, whether or not registered, and all goodwill associated therewith, (iv) rights of publicity and other rights to use the names and likeness of individuals, (v) copyrights, rights in databases and related rights, whether or not registered, (vi) mask works, (vii) trade secrets and know-how, (viii) all rights to any of the foregoing provided by bilateral or international treaties or conventions, (ix) all other intellectual property or proprietary rights and all applications, registrations, issuances and the like with respect thereto, and (x) all rights to sue or recover and retain damages and costs and attorneys’ fees for past, present and future infringement or misappropriation of any of the foregoing

“Judgments and Litigation”:  as defined in Section 2.6

“knowledge of Seller” and “Seller’s knowledge”:  the actual knowledge of Seller’s Chief Executive Officer, Chief Financial Officer or General Counsel, Robin Melhuish, or Mike Inchalik of a particular fact, circumstance, event or other matter in question

“Material Adverse Effect”:  any material adverse effect on the business, operations, results of operations, or condition (financial or otherwise) of the Company, other than to the extent caused by or affecting (i) the transactions contemplated and the limitations and restrictions imposed on the Company by this Agreement, including the execution of this Agreement and public announcement thereof or (ii) generally applicable financial, economic, political, banking, currency, capital market or other similar conditions.

“Material Contracts”:  as defined in Section 2.11(a)

“Most Recent Balance Sheet”:  as defined in Section 2.9

“Owned IP Rights”:  as defined in Section 2.7(a)

“Out-Bound Licenses”:  as defined in Section 2.7(c)

“Permitted Encumbrances”:  (i) Encumbrances for Taxes not yet due and payable, (ii) Encumbrances to secure obligations to landlords, lessors or renters under leases or rental agreements, (iii) deposits or pledges made in connection with, or to secure payment of, workers’ compensation, unemployment insurance or similar programs mandated by applicable law, (iv) Encumbrances in favor of carriers, warehousemen, mechanics and materialmen, to secure claims for labor, materials or supplies and other like liens, (v) Encumbrances listed on Schedule A-1, and (vi) Encumbrances which, individually or in the aggregate, would not result in a Material Adverse Effect

“Person”:  any natural person, firm, partnership, association, corporation, company, trust, business trust, Governmental Entity or other entity

“Purchase Price”:  as defined in Section 1.2

“Registered IP Rights”:  as defined in Section 2.7(a)

“Restructuring”:  all activities of Seller and its Affiliates taken or to be taken in connection with (i) the separation of the Business from the Retained Business, (ii) the separation of the Cinema Business from the Business; (iii) Seller’s sale of the Business or the Cinema Business, and (iv) Seller’s implementation of the Oracle enterprise reporting system

“Retained Business”:  all of Seller’s business activities, including the provision of entertainment technology, products and services to the audio and image entertainment markets worldwide, but excluding activities solely related to the Business

“Seller Group”:  as defined in Section 2.13(b)(iii)

“Straddle Period Tax”:  as defined in Section 4.5(b)

“Tax” or, collectively, “Taxes”:  (i) any and all federal, state, local, or non-U.S. income, franchise, sales and use taxes, real and personal property (tangible and intangible) taxes, gross receipts taxes, documentary transfer taxes, excise taxes, employment taxes, withholding taxes, unemployment insurance contributions, value added taxes and any other taxes or governmental charges of any kind, however denominated, including any interest, penalties and additions to tax in respect thereto, for which Buyer could become liable as a result of acquiring the Company or which could result in a lien on or charge against the assets of the Company, and (ii) any liability for the payment of any amounts of the type described in clause (i) as a result of any express or implied obligation to indemnify any other Person as a result of any obligations under any agreements or arrangements with any other Person with respect to such amounts, or as a successor or transferee, or pursuant to the provisions of Treasury Regulation 1.1502-6 (and any comparable provision of state, foreign or local law)

“Tax Return”:  any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof

“Transaction Agreement”:  as defined in Section 2.2

“Transfer Taxes”:  as defined in Section 4.2

“WARN Act”:  Workers Adjustment and Retraining Notification Act, as amended